Exhibit 10.1
eFunds Corporation
Transition Agreement
TRANSITION AGREEMENT by and between eFunds Corporation, a Delaware corporation (collectively with any successor entity, the “Company”), and Larence Park (“Executive”) dated as of May 19, 2006.
     WHEREAS, Executive is currently a senior executive officer of the Company, serving as the President of its Prepaid Solutions business (the “Business”);
     WHEREAS, Executive desires to pursue alternative business opportunities that have become available to him;
     WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders to ensure that the Company will have Executive’s full support of and participation in the transition of the Executive leadership of the Company in connection with the planned departure of Executive;
     WHEREAS, the Company and Executive mutually desire that Executive continue to support the significant commercial transactions being pursued by the Business during such transition;
     WHEREAS, the Company has therefore determined to provide Executive with assurances regarding the benefits to be received by Executive during this transition period and following the expected departure of the Executive from employment with the Company; and
     WHEREAS, Executive has agreed to support the commercial initiatives of the Business during the transition period and to refrain from competing with the Company or soliciting its employees following his departure.
     NOW, THEREFORE, the parties hereto hereby agree as follows:
I. Payments.
   (a) Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as its Transition Assistance Executive from the date of this Agreement until June 30, 2006 (the “Separation Date”) and the Executive agrees to serve in such capacity during such time. The Company shall not reduce the base salary (the “Base Salary”) of Executive from its current level ($23,750 per month) during the period (the “Transition Period”) preceding the Separation Date and shall continue to pay such amount to the Executive during this Period in accordance with past practice. Subject to the provisions of Section 2, in the event the Company should terminate the further employment of Executive without “Cause” (as hereinafter defined) prior to the Separation Date, the Company shall nevertheless continue to pay Executive the Base Salary throughout the Transition Period and Executive shall remain entitled to receive the payments and benefits referenced in subsections 1(b) and (c). If the Company should terminate the employment of Executive prior to the Separation Date for Cause, the Company shall have no further payment obligations hereunder from and after the date of any such termination so long as the Company has paid the Base Salary through such date of termination. As used herein, “Cause” shall mean a continuing material failure by Executive to substantially comply with the requirements of Section 2(a) for five or more days following his receipt of written demand for compliance from the Company which specifies in reasonable detail the circumstances demonstrating Executive’s failure to so comply.
   (b) The parties hereby agree that further employment of Executive by the Company (or any of its subsidiaries) shall be terminated by mutual agreement of the parties at the close of business on the Separation Date. Subject to the further terms and conditions of this Agreement, if Executive remains employed by the Company through the Separation Date, or if the Company terminates the further employment of Executive prior to the Separation Date without Cause (each such scenario being hereinafter referred to as a “Qualifying Termination”), Executive shall be paid monthly at a rate equal to the Base Salary, during the one year period (the “Extension Period”) commencing July 1, 2006. Such amount shall be paid in accordance with the Company’s regular payroll practices, except that payments shall not be owing hereunder until such time as Executive shall have executed the Release attached as Exhibit A and the seven day rescission period (the “Rescission Period”) referenced in Section 1(c) thereof shall have expired without Executive having sent a notice of revocation or rescission to the Company, at which point any accrued amounts which are then payable hereunder shall be paid to Executive.
     (c) During the remaining term of Executive’s employment with the Company prior to the Separation Date, he shall continue to receive his car allowance but he shall not otherwise be entitled to continue to receive other perquisites afforded the other executive officers of the Company. Executive hereby waives any entitlement he may have to payment for any accrued PTO as of his final day of employment.
II.	Conditions.
(a)	The Company’s obligations under Section 1 and Section 3(c) are subject to the following conditions:
(i)	Executive must deliver to the Company prior to or concurrently with the occurrence of the Separation Date, all physical and electronic copies of any Company documents and records in the possession of Executive. Executive may not retain any copies thereof. This Section 2(a)(i) shall not apply to Executive’s copies of contracts and agreements between Executive and the Company which relate specifically to the terms and conditions of Executive’s employment by the Company.

(ii)	Executive must supply the Company and its affiliates with a reasonable level of transition support during the Transition Period to the extent reasonably requested by the CEO. Such support shall relate generally to the integration of the Business with the other activities of the Company and the pursuit of significant commercial transactions by the Business. Under no circumstances may the required level of support exceed 40 hours per week. Any such services may be provided on a remote or telecommuting basis shall not be required on weekends or holidays;

(iii)	Executive must not disparage the Company or its affiliates or their management during the period commencing on the date of this agreement and ending upon the expiration of the Extension Period; provided, however, that this clause 2(a)(iii) shall not apply to any testimony or statement given by Executive in connection with (A) any proceeding or matter of the type referenced in clause 2(a)(v) below or (B) any proceeding, negotiation or dispute concerning that certain Agreement and Plan of Merger, dated as of June 9, 2005 and amended as of June 30, 2005 (the “Merger Agreement”), by and among the Company, WildCard Systems, Inc (“WildCard”), Executive (as shareholder Representative) and certain others in order that Executive may at all times give truthful and candid accounts of his impressions and recollections without restriction under this Agreement.

(iv)	Executive must execute the Release attached as Exhibit A and deliver the same to the offices of the Company (8501 N. Scottsdale Road, Suite 300, Scottsdale, AZ 85253, attn: General Counsel) during the 21 day period following the Separation Date and must not rescind the same during the Rescission Period referenced in Section 1(c) thereof; and

(v)	Executive must (upon reasonable notice and mutually convenient scheduling) cooperate with the Company and its counsel with regard to any past, present or future legal, regulatory, investigatory (including any inquiries or investigations by management of the Company or its Board of Directors (or a committee thereof)) or other proceeding or matter which relates to or arises out of matters occurring during Executive’s employment or the termination thereof. This duty of reasonable cooperation shall not extend to proceedings, negotiations or disputes relating to the Merger Agreement.
     (b) The Company shall not have any continuing payment obligations under Section 1 or Section 3 (other than the payment of the Base Salary and benefits through the date of termination of his employment) if (i) Executive’s employment with the Company is terminated prior to the Separation Date for Cause or (ii) Executive resigns from employment with the Company prior to the Separation Date. Similarly, the Company shall not have any continuing payment obligations under Section 1 in the event of the death or disability of Executive during the Transition Period or the Extension Period.
III. Fringe Benefits.
     (a) Subject to Section 1(c), any and all benefits or other forms of compensation to Executive (such as the disposition of, the balance of Executive’s account under the Company’s Employee Stock Purchase, Deferred Compensation and 401(k) plans) shall be governed by the rules applicable to such plans and programs, as the same are in effect during the Transition Period and on the Separation Date; provided, however, that the payments and insurance coverage set forth in this Agreement are Executive’s sole entitlement to payments and insurance coverage following the termination of his services to the Company and Executive shall not also be entitled to receive payment under the Company’s standard severance programs. All of the options (150,000 shares @ $17.95 per share and 25,000 shares @ $23.02 per share) and restricted stock unit awards (37,500 units) issued to Executive under the Company’s Stock Incentive Plan will terminate on the Separation Date.
     (b) Executive shall be deemed to have ceased to serve as an active employee for purposes of the Company’s Health Care Plans, 401(k) plan, Dental Benefits Plan, long and short-term disability, life insurance, stock purchase Health Care Plan, Dental Benefit Plan and other health and welfare plans as of the Separation Date. The Separation Date shall be deemed to constitute the date of Executive’s “Qualifying Event” for COBRA purposes.
     (c) For up to eighteen (18) months following the Separation Date, the Company shall reimburse Executive for any additional premiums incurred by Executive in obtaining continuing COBRA coverage for Executive and Executive’s family under such of the Company’s health and welfare plans as are subject to COBRA requirements as of the Separation Date. Such reimbursements shall be grossed-up by the amount of income taxes payable to Executive thereon, with the intention being that, during available COBRA period, the cost to Executive of such COBRA coverage should approximate the coverage costs Executive incurred as an active employee. Executive shall cease to be eligible to contribute to the Company’s Employee Stock Purchase and 401(k) plans as of the Separation Date.
IV. Non-Competition.
     (a) As an essential inducement to the Company to enter into this Agreement, and as consideration for the promises of the Company contained herein, Executive agrees that during the Transition Period and the Extension Period, he will not:
(i)	Control or own (directly or indirectly) more than two percent of the outstanding capital stock of or other equity interest in any “Competitor;” or

(ii)	Serve as an officer, member, director, contractor, agent, consultant, advisor or employee of or to any Competitor wherever located.

(iii)	As used herein, “Competitor” shall mean any entity for which a substantial portion of its business consists of (i) processing debit, prepaid, ATM, ACH or EBT transactions or providing software that allows others to process such transactions, (ii) providing data-based risk management products and services, (iii) managing networks of ATMs or (iv) providing business process outsourcing services (such as IT consulting, call centers or accounts receivable or payable processing). Without limiting the generality of the foregoing, “Competitors” shall include Equifax, Experian, TransUnion, First Data Corporation (including Primary Payment Systems and STAR), M&I/Metavante, EDS, Certegy, FiServ, VISA, MasterCard, Transaction System Architects and Total System Services (and any of their respective subsidiaries which engage in any of the foregoing activities as a substantial portion of their business).
     (b) Executive agrees that during the Transition Period and the Extension Period Executive will not participate in any way in the solicitation for employment or hiring by Executive or by a third party of any person who is then employed by the Company or any of its subsidiaries or who was so employed within 90 days of the date of any such solicitation.
     (c) Executive agrees that a breach by him of any of the terms of this Section 4 will cause great and irreparable injury and damage to the Company and that the Company shall have a right to equitable relief, including, but not limited to, a temporary restraining order, preliminary injunction, permanent injunction and/or order of specific performance, as a remedy to enforce this Section 4 or prevent a threatened or potential breach of this Section 4 by Executive. In addition, the Company will be immediately relieved of any further payment obligations under Section 1 if Executive should breach this Section 4.
V. Indemnification.
     If required, the Company shall indemnify and advance the expenses of defense to Executive to the fullest extent permitted or authorized by its certificate of incorporation or bylaws as in effect on the date of this Agreement, or if greater, to the fullest extent permitted or authorized by applicable law. The Company shall also reimburse Executive for any reasonable costs and expenses (including, without limitation, legal and other professional fees, costs and expenses) he incurs in connection with fulfilling his commitment under Section 2(a)(v).
VI. Miscellaneous.
     (a) Executive may not assign or delegate any of Executive’s rights or obligations in respect of this Agreement and any attempted assignment or delegation shall be void and of no effect. This Agreement is binding upon and enforceable by the Company and its successors and assigns. This Agreement (but not the Release), including the Company’s payment obligations hereunder, will terminate upon the death of Executive. This Agreement is governed by the substantive laws of the State of Delaware, without regard to its conflicts of law rules.
     (b) This Agreement is intended to supercede and replace any other prior severance agreements or arrangements between the parties, including that certain Executive Transition Assistance Agreement, dated June 8, 2005, and that certain Change In Control Agreement of even date therewith (the “Change in Control Agreement”), which agreements and arrangements (including all amendments thereto) will, as of the execution of this Agreement by Executive and the Company, be null and void and of no further force and effect. This Agreement shall not, however, supercede or replace the provisions of any prior agreement requiring Executive to maintain the confidentiality of the Company’s confidential or proprietary information (or that of any of its subsidiaries), which provisions shall remain in full force and effect.
     (c) The failure of a party to insist upon strict compliance with any of the terms, conditions or covenants expressed in this Agreement shall not be deemed a waiver of such term, condition or covenant, or any other term, condition or covenant, nor shall any waiver or relinquishment of any right or power under this Agreement on one or more times be deemed a waiver or relinquishment of such right or power or any other right or power at any other time or times.
     (d) Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     (e) This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
     (f) Executive has been informed that the terms of this Agreement will be open for acceptance and execution by Executive until April ___, 2006 during which time Executive may consider whether or not to accept this Agreement and consult with an attorney of Executive’s choosing to advise Executive regarding the same. If Executive does not execute and deliver this Agreement by such date, the offer contained herein shall be wholly null and void.
     (g) This Agreement shall constitute the formal notification of the termination, effective as of the Separation Date, of Executive’s further employment by the Company, its subsidiaries and from any and all offices Executive may hold with any of the foregoing entities.
     (h) In the event of any action, suit or other proceeding to enforce this Agreement or arising out of the breach of any of its covenants, conditions, agreements or provisions, the prevailing party shall be entitled to have and recover from the other party all of the prevailing party’s costs and expenses of such dispute or suit, including reasonable attorneys’ fees and court costs, incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.
IN WITNESS WHEREOF, Executive and the Company have hereunto set their hands as of the date set forth above.

EXECUTIVE

/s/ Larence Park Larence Park

eFUNDS CORPORATION

/s/ Paul F. Walsh Paul F. Walsh
Chairman and Chief Executive
Officer

Exhibit A
RELEASE
     WHEREAS, Larence Park (“Executive”) was an employee of eFunds Corporation, a Delaware corporation (the “Company”);
     WHEREAS, Executive’s employment with the Company was terminated effective as of June 30, 2006 (the “Separation Date”);
     WHEREAS, Executive and the Company have previously entered into that certain Transition Agreement, dated as of May ___, 2006 (the “Transition Agreement”), pursuant to which the Company has agreed to make certain payments to Executive following the termination of his employment;
     WHEREAS, capitalized terms used without definition herein shall have the meanings assigned to such terms in the Transition Agreement; and
     WHEREAS, it is a condition to the Company’s obligation to make the payments provided for in the Transition Agreement that Executive execute, deliver and not rescind this Release.
     NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, Executive and the Company hereby agree as follows:
     1. Release.
          (a) As consideration for the promises of the Company contained in the Transition Agreement, Executive, for himself and his successors and assigns, hereby fully and completely releases and waives any and all claims, complaints, rights, causes of action or demands of whatever kind, whether known or unknown or suspected to exist by Executive (collectively, “Claims”) which he has or may have against the Company and any company controlling, controlled by or under common control with the Company (collectively with the Company, the “Controlled Group”) and their respective predecessors, successors and assigns and all officers, directors, shareholders, employees and agents of those persons and companies (“the Released Parties”) arising out of or related to any actions, conduct, promises, statements, decisions or events occurring prior to or on the Separation Date (the “Released Matters”), including, without limitation, any Claims based on or arising out of Executive’s employment with the Controlled Group and the cessation of that employment; provided, however, that this Release shall not operate to relieve the members of the Controlled Group of any obligation to indemnify Executive against any Claims brought against Executive by any third party by reason of Executive’s status as an officer or employee of the Controlled Group; and, provided, further, that this Release shall not operate to release any claim Executive may have against the members of the Controlled Group in his capacity as a former shareholder of WildCard or as a Shareholder Representative under the Merger Agreement; and, provided, further, that if the Company should hereinafter assert any cause of action against Executive in any court or before any arbitrator (other than in his capacity as a former shareholder of WildCard or as a Shareholder Representative under the Merger Agreement), this Release shall be rescinded and thereafter be wholly null and void. So long as this Release remains effective as against Executive, Executive agrees that he will not, and will cause his affiliates not to, institute any legal proceedings against the Released Parties in respect of any Claim nor will he authorize any other party, whether governmental or otherwise, to seek individual remedies on his behalf with respect to any Claim. The Company agrees that, by signing this Release, Executive is not waiving any Claim (together with the claims retained by Executive pursuant to the foregoing provisos, “Retained Claims”) arising after the Separation Date or under the Transition Agreement.
          (b) Executive’s release of Claims is intended to extend to and include Claims of any kind arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act, 42

U.S.C. §§ 12101 et seq., the Delaware Discrimination in Employment Act, Del. Code Ann. Tit. 19, §§ 710-718, the Delaware Handicapped Persons Employment Protections Act, Del. Code Ann. Tit. 19, §§ 720-728, the Arizona Civil Rights Act, Ariz. Rev. Stat. §§ 41-1401 et seq, the Arizona Equal Pay Act, Ariz. Rev. Stat. §§ 23-340-341 the Florida Civil Rights Act, Florida Statutes Sections 760.01 to 760.11, the Florida Equal Rights Law, Florida Statutes Section 725.07 and any other federal, state or local constitution statute, regulation Executive Order or ordinance prohibiting employment discrimination or otherwise relating to employment, as well as any claim for breach of contract (other than a Retained Claim), wrongful discharge, breach of any express or implied promise, misrepresentation, fraud, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, equitable estoppel, invasion of privacy or any other theory, whether legal or equitable.
          (c) Nothing in the Transition Agreement or this Release shall be construed to prevent Executive from filing a charge or complaint, including a challenge to the validity of this Release, with the Equal Opportunity Commission or from participating in or cooperating with any investigation conducted by the Equal Opportunity Commission.
          (d) Executive has been informed of Executive’s right to revoke this Release insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing the Company of Executive’s intent to revoke this Agreement within seven (7) calendar days following the execution of this Release by Executive. Executive has further been informed and understands that any such rescission must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:
eFunds Corporation
Gainey Center II
8501 N. Scottsdale Road
Suite 300
Scottsdale, AZ 85253
Attention: General Counsel
The Company and Executive agree that if Executive exercises Executive’s right of rescission under this Section (c), the Company’s obligations under subsection 1(b) of the Transition Agreement shall be null and void.
     2. Miscellaneous.
          (a) Executive may not assign or delegate any of Executive’s rights or obligations in respect of this Release and any attempted assignment or delegation shall be void and of no effect. This Release is binding upon and enforceable by the Company and the other members of the Controlled Group and their respective successors and assigns. This Release is governed by the substantive laws of the State of Delaware, without regard to its conflicts of law rules.
          (b) The failure of a party to insist upon strict compliance with any of the terms, conditions or covenants expressed in this Release shall not be deemed a waiver of such term, condition or covenant, or any other term, condition or covenant, nor shall any waiver or relinquishment of any right or power under this Release on one or more times be deemed a waiver or relinquishment of such right or power or any other right or power at any other time or times.
          (c) Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Release.

2

          (d) This Release may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
     IN WITNESS WHEREOF, the Company and Executive have hereunto set their hands to this Release as of the dates set forth below.

eFUNDS CORPORATION

Dated:	By:

Its

Dated:

Larence Park

STATE OF )

County of )

Subscribed and sworn before me
this day of , .

seal
Notary Public, State of
My Commission expires:

3